Exhibit 10.2

DYNEGY INC. RESTORATION 401(k) SAVINGS PLAN

As Effective June 1, 2008

TABLE OF CONTENTS

Page

Article 1	INTRODUCTION	1
1.1	Purpose and History of Plan	1
1.2	Status of Plan	1
Article 2	DEFINITIONS	1
2.1	“Account”	1
2.2	“Affiliate”	1
2.3	“Approved Leave of Absence”	1
2.4	“Beneficiary”	2
2.5	“Board”	2
2.6	“Change in Control”	2
2.7	“Code”	2
2.8	“Committee”	2
2.9	“Company”	3
2.10	“Compensation”	3
2.11	“Compensation Limit”	3
2.12	“Disability”	3
2.13	“DMG Participant”	3
2.14	“DYN Participant”	3
2.15	“Effective Date”	3
2.16	“Eligible Employee”	3
2.17	“Employer”	3
2.18	“ERISA”	3
2.19	“Matching Allocation”	3
2.20	“Participant”	3
2.21	“Plan”	3
2.22	“Plan Year”	4
2.23	“Qualified Plan”	4
2.24	“Termination of Employment”	4
Article 3	ELIGIBILITY AND PARTICIPATION	4
Article 4	MATCHING ALLOCATION	4
Article 5	ACCOUNTS	4
5.1	Accounts	4
5.2	Investments for Accounts	5
5.3	Expenses	5
Article 6	VESTING	5

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TABLE OF CONTENTS
(cont.)
Page

Article 7	DISTRIBUTION OF ACCOUNT	5
7.1	Time of Distribution	5
7.2	Taxes	6
Article 8	PLAN ADMINISTRATION	6
8.1	Plan Administration and Interpretation	6
8.2	Powers, Duties, Procedures	6
8.3	Claims Procedure	6
8.4	Information	8
8.5	Indemnification of Committee	8
Article 9	AMENDMENT AND TERMINATION	8
9.1	Authority to Amend and Terminate	8
9.2	Existing Rights	10
Article 10	MISCELLANEOUS	10
10.1	No Funding	10
10.2	General Creditor Status	10
10.3	Non-assignability	10
10.4	Participants Bound	10
10.5	Satisfaction of Claims; Unclaimed Benefits	11
10.6	Governing Law and Severability	11
10.7	Not Contract of Employment	11
10.8	Headings	11
10.9	Number and Gender	11

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Dynegy Inc.

Restoration 401(k) Savings Plan

As Effective June 1, 2008

ARTICLE 1

INTRODUCTION

1.1       Purpose and History of Plan. Dynegy Inc. (the “Company”) established the Dynegy Inc. Restoration 401(k) Savings Plan (the “Plan”) to provide benefits to a select group of management and highly compensated employees of an Employer that could not otherwise be provided under the Dynegy Inc. 401(k) Savings Plan or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, as applicable, due to Code limits.

1.2       Status of Plan. The Plan is intended to be an unfunded plan maintained by the Company “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and the Plan shall be interpreted and administered consistent with this intent. The Plan is intended to comply with Code Section 409A, and the Plan shall be interpreted and administered consistent with this intent.

ARTICLE 2

DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1       “Account” means a notional account established for the benefit of a Participant under Section 5.1, which may include one or more sub-accounts.

2.2       “Affiliate” means each trade or business (whether or not incorporated) that together with an Employer would be deemed to be a “single employer” within the meaning of Code Section 414(b) or (c). Notwithstanding the foregoing, for purposes of the definition of Termination of Employment, an Affiliate shall be determined by applying:

(a)       Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) with the language “at least 50 percent” substituted for “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and

(b)       Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c) by substituting “at least 50 percent” for “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

2.3       “Approved Leave of Absence” means a military, sick or other bona fide leave of absence approved by the Employer under its policies which does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.

2.4       “Beneficiary” means any person entitled to receive payment of benefits under the Qualified Plan as a result of the Participant’s death.

2.5       “Board” means the Board of Directors of the Company or any authorized committee of the Board of Directors.

2.6       “Change in Control” means the occurrence of any of the following events: (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (ii) the dissolution or liquidation of the Company, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (iii) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity; (iv) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (v) the Board adopts a resolution declaring that a Change in Control has occurred. For purposes of the definition, (1) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

2.7       “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.8       “Committee” means the Dynegy Inc. Benefit Plans Committee. After a Change in Control, Committee means the Dynegy Inc. Benefit Plans Committee as it existed immediately before such Change in Control or any person who is designated to be a successor member by the members of such Committee.

2.9       “Company” means Dynegy Inc., a Delaware corporation, or any successor corporation thereto.

2.10     “Compensation” means compensation as defined under the Qualified Plan in excess of the Compensation Limit.

2.11     “Compensation Limit” means the Code Section 401(a)(17) limit on compensation under the Qualified Plan.

2.12     “Disability” (a) any medically determinable physical or mental impairment whereby the Participant is unable to engage in substantial gainful employment, where such impairment can be expected to either result in death or last for a continuous period of at least twelve months; (b) any medically determinable physical or mental impairment where such impairment can be expected to either result in death or last for a continuous period of at least twelve months and the Participant has received at least three months of income replacement benefits under the Employer’s disability plan; or (c) the Participant is determined to be disabled and granted disability benefits under Title II of the Social Security Act.

2.13     “DMG Participant” means a Participant who is covered by the Dynegy Midwest Generation, Inc. 401(k) Savings Plan.

2.14  “DYN Participant” means a Participant who is covered by the Dynegy Inc. 401(k) Savings Plan.

2.15	“Effective Date” means June 1, 2008.

2.16     “Eligible Employee” means an employee of an Employer who is an eligible employee within the meaning of the particular Qualified Plan on or after the Effective Date.

2.17	“Employer” means employer as defined under the Qualified Plan.

2.18     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.19     “Matching Allocation” means an allocation by the Employer for the benefit of a Participant as described in Article 4.

2.20     “Participant” means a current or former Employee who participates in the Plan in accordance with Article 3 or maintains an Account balance hereunder.

2.21     “Plan” means the Dynegy Inc. Restoration 401(k) Savings Plan as provided herein and as amended from time to time.

2.22     “Plan Year” means for 2008, the period from May 1, 2008 through December 31, 2008, and thereafter, the calendar year.

2.23     “Qualified Plan” means the Dynegy Inc. 401(k) Savings Plan or the Dynegy Midwest Generation, Inc. 401(k) Savings Plan, as the case may be, as amended from time to time.

2.24     “Termination of Employment” means when the Participant ceases to perform services for the Employer and any Affiliate of the Employer and both the Participant and the Employer reasonably anticipate that no further services will be performed, or such services decrease to a level that is 20 percent or less of the average level of services performed by the Participant over the immediately preceding 36-month period. However, temporary absence from employment because of vacation or Approved Leaves of Absences, and transfers of employment among the Employer and Affiliates of the Employer shall not be a Termination of Employment. Notwithstanding anything to the contrary herein, Participant shall not have a Termination of Employment unless he incurs a “separation from service” within the meaning of Code Section 409A(a)(2)(a)(ii).

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

An Eligible Employee shall become a Participant if he has Compensation after December 31, 2007.

ARTICLE 4

MATCHING ALLOCATION

With respect to any Plan Year, a Participant shall receive a Matching Allocation equal to (a) for a DYN Participant, five percent of such DYN Participant’s Compensation for that Plan Year, and (b) for a DMG Participant, three percent of such DMG Participant’s Compensation for that Plan Year. The Employer shall credit the Matching Allocation to the Account of each Participant who is entitled to such an allocation no later than the latest date permitted by Code Section 404 for matching contributions under the Qualified Plan with respect to each Plan Year thereunder. If a Participant’s Matching Allocation for a Plan Year is credited after the end of that Plan Year, such Matching Allocation shall be increased by interest in the amount of six percent.

ARTICLE 5

ACCOUNTS

5.1       Accounts. The Committee shall establish an Account for each Participant to reflect Matching Allocations, if any, made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Accounts are established solely for the purposes of tracking Matching Allocations and any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan.

5.2	Investments for Accounts.

(a)       Amounts credited to each Participant’s Account shall be deemed invested, in accordance with the Participant’s directions, in one or more investment funds that are available under the Plan. If a Participant does not make investment elections with respect to amounts credited to his Account, such amounts shall be deemed invested in the default investment fund specified by the Committee as the default investment fund under the particular Qualified Plan. The investment funds available under the Plan shall be those designated by the Committee from time to time in its discretion. Notwithstanding any provision in the Plan to the contrary, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date amounts are credited to the Participant’s Account. The Committee may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan.

(b)       A Participant shall make his investment fund selections in any manner established by the Committee, including through a website made available for such purpose. Investments must be made in whole percentages. A Participant may change his investment elections at any time, or may reallocate amounts invested among the investment funds available under the Plan.

5.3       Expenses. The Committee shall designate any Plan charges and administrative expenses that will be debited against Participants’ Accounts.

ARTICLE 6

VESTING

A Participant shall become vested in his Account at the same time and in the same percentage as provided under the Qualified Plan. Notwithstanding the foregoing, a Participant shall become fully vested in his Account upon a Change in Control.

ARTICLE 7

DISTRIBUTION OF ACCOUNT

7.1       Time of Distribution. A Participant’s vested Account shall be distributed in a single lump sum payment upon the first to occur of:

(a)	The seventh month following the Termination of Employment;
(b)	The month following the Participant’s death; or
(c)	The month following the Participant’s Disability.

Notwithstanding the foregoing, the Committee shall have the discretion to accelerate distribution of a Participant’s vested Benefit if such Benefit becomes taxable to the Participant because the requirements of Code Section 409A and regulations promulgated thereunder are not satisfied; provided, that any such payment does not exceed the amount required to be included in income as a result of such failure.

7.2       Taxes. All taxes that the Committee determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

ARTICLE 8

PLAN ADMINISTRATION

8.1       Plan Administration and Interpretation. The Committee shall oversee the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Eligible Employee, Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the Eligible Employee, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Eligible Employees, Participants and any person claiming under or through any Eligible Employee or Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Employer or a trustee (if any). The Committee shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2       Powers, Duties, Procedures. The Committee shall have such powers and duties, may adopt such rules and procedures, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as the Committee may establish.

8.3	Claims Procedure.

(a)       Initial Claim Determination. Claims by a Participant or Beneficiary shall be presented in writing to the Committee. The Committee shall review the claim and determine whether the claim should be approved or denied. For purposes of complying with Code Section 409A and the applicable Treasury Regulations thereunder, a claimant must (i) make prompt and reasonable, good faith efforts to collect the portion of any benefit payment he believes is owed but has not been paid to him under the Plan by filing a claim with the Committee no later than 90 days after the latest date upon which the payment could have been timely made in accordance with the terms of the Plan, Code Section 409A, and the applicable guidance thereunder; and (ii) if such payment is not paid, take measures to follow-up within 180 days after such latest date unless the claimant has received notification of a denial of his clam and has decided not to pursue his claim further. In the event the claim is denied (in whole or in part), the Committee shall notify the Participant or Beneficiary in writing of such denial within 90 days after receipt of the claim. The letter of denial shall set forth the following information:

(i)	the specific reason or reasons for the denial;

(ii)       specific reference to pertinent Plan provisions on which the denial is based;

(iii)      a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)     an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review; and

(v)      an explanation that if such request is so filed, the claimant or his authorized representative may review relevant documents and submit issues and comments in writing within the same 60 day period specified in paragraph (a)(iv) above.

(b)       Extension of Time for Notice of Denial. If special circumstances require an extension of time beyond the 90 day period described in paragraph (a) above, the claimant shall be so advised in writing within the initial 90 day period. In no event shall such extension exceed an additional 90 days. If the Committee does not respond within 90 or 180 days, the claimant may consider the appeal denied.

(c)       Appeal of the Committee’s Determination. Any claimant may submit a written request for review of the decision denying the claim if:

(i)	The claim is denied by the Committee;
(ii)	No reply at all is received after 90 days; or

(iii)      The Committee has extended the time by an additional 90 days and no reply is received.

(d)       Time of Committee Decision. The decision of the Committee shall be made promptly, and not later than 60 days after the Committee receives the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receiving the request for review. The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If the Committee does not respond within 60 or 120 days, the claimant may consider the appeal denied.

(e)       Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until he has first exhausted the procedures set forth in this Section.

(f)        Payment of Benefits. If the Committee determines that a claimant is entitled to a benefit hereunder, payment of such benefit will be made to such claimant as soon as administratively practicable after the date the Committee determines that such claimant is entitled to such benefit or on such other date as may be established pursuant to Plan provisions. Notwithstanding the foregoing, however, such benefit payment shall be made no later than the end of a claimant’s taxable year in which a favorable benefit determination is made with respect to such claimant’s benefit claim.

8.4       Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

8.5       Indemnification of Committee. Each Employer agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee who serves on the Committee (including any such individual who formerly served on the Committee) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Employer in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9

AMENDMENT AND TERMINATION

9.1	Authority to Amend and Terminate.

(a)       Subject to Section 9.2, the Board may from time to time amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that (a) any Plan amendment that does not have a significant cost impact on the Company may also be made by the Committee and (b) any Plan amendment that does not have any cost impact on the Company may also be made by the Chairman of the Committee. Further, but not by way of limitation, the Board or the Committee may amend or modify the Plan in order to comply with Code Section 409A.

(b)       The Board shall have the right to terminate the Plan at any time. If the Plan is terminated and an irrevocable trust has been established (as described in Section 10.1), the trust will pay benefits as provided under the amended or terminated Plan. Notwithstanding the foregoing, the Board may, in its sole discretion, terminate the Plan and accelerate the time and form of payment of benefits under the Plan, only under the following circumstances:

(i)        The Board may terminate and liquidate the Plan within twelve months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the remaining unpaid benefits under the Plan are included in the Participants’

respective gross incomes in the latest of: (A) the calendar year in which the Plan termination and liquidation occurs; (B) the first calendar year in which such benefits are no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable.

(ii)       The Board may terminate the Plan in connection with the occurrence of a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)) (a “409A Change in Control”), provided that the following requirements are satisfied:

(A)      The Board takes irrevocable action to terminate and liquidate the Plan during the period beginning 30 days preceding the 409A Change in Control and ending twelve months following such 409A Change in Control;

(B)      The vested benefits of each Participant under the Plan and all other plans and other arrangements that are treated as single plan with this Plan under Treasury Regulation Sections 1.409A-1(c) and 1.409A-3(j)(4)(ix) (collectively, the “Other Arrangements”) are distributed within twelve months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements is irrevocably taken; and

(C)      All Other Arrangements are terminated and liquidated with respect to each Participant who experienced such 409A Change in Control. For purposes of any 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” (within the meaning of Code Section 409A) with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(iii)      The Board may terminate and liquidate the Plan for any other reason, provided that:

(A)      The termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company and all of its Affiliates;

(B)      The Employer and all of its Affiliates terminate and liquidate all Other Arrangements;

(C)      No payments in liquidation of the Plan are made within twelve months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(D)      All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E)       The Employer and all Affiliates do not adopt any Other Arrangement at any time during the three year period following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(iv)      The Board may terminate and liquidate the Plan upon such other events and conditions as the Commissioner of the Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

9.2       Existing Rights. Except for an amendment to comply with Code Section 409A, no amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his Account prior to the later of the date such amendment or termination is adopted or effective.

ARTICLE 10

MISCELLANEOUS

10.1     No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes and for purposes of Title I of ERISA; provided that the Board may authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet the Employers’ obligations under the Plan. Any such trust or other arrangements shall be consistent with the unfunded status of the Plan, unless the Board otherwise determines with the consent of each Participant.

10.2     General Creditor Status. The Plan constitutes a mere promise by the Employers to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors of the Employers. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employers or of any other person.

10.3     Non-assignability. None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise under the Plan.

10.4     Participants Bound. Any action with respect to the Plan taken by the Committee, the Board or a trustee (if any), or any action authorized by or taken at the direction of the Committee, the Board or a trustee (if any), shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

10.5     Satisfaction of Claims; Unclaimed Benefits. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Company, the Employers, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee, the Employer or a trustee (if any) to follow the application of such funds. In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Employer.

10.6     Governing Law and Severability. To the extent not preempted by federal law, the Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Texas. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.7     Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between any Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of any Employer or to restrict the right of any Employer to discharge any person at any time, with or without cause, nor shall the Plan be deemed to give any Employer the right to require any person to remain in the employ of any Employer or to restrict any person’s right to terminate his employment at any time.

10.8     Headings. Headings and subheadings in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

10.9     Number and Gender. Any reference in this Plan to the singular includes the plural where appropriate, and any reference in this Plan to the masculine gender includes the feminine and neuter genders where appropriate.

The Company has caused this Plan document to be executed by a duly authorized officer on this 22 day of May, 2008, to be effective as of June 1, 2008.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
J. Kevin Blodgett
Executive Vice President, Administration